UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                              (AMENDMENT NO. 1 )(1)

                                  Anicom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 par value
 -------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  035250-10-9
 -------------------------------------------------------------------------------
                                (CUSIP Number)


                    Thomas A. Beaudoin, Esq., (617) 248-7000
                      c/o Testa, Hurwitz & Thibeault, LLP,
              High Street Tower, 125 High Street, Boston, MA 02110
 -------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                October 17, 1997
 -------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box
 .

         Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.







---------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).












                                  SCHEDULE 13D

---------------------------------------
CUSIP No.           035250 10 9
---------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                Edward L. Cahill
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                   (b) [X]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY
------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS*
                                       AF
------- ------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

                                      USA
-------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

       NUMBER OF                       -0-
        SHARES            ----- ------------------------------------------------
      BENEFICIALLY         8    SHARED VOTING POWER
       OWNED BY
         EACH                         15,422
       REPORTING          ----- ------------------------------------------------
        PERSON             9    SOLE DISPOSITIVE POWER
         WITH
                                       -0-
                          ----- ------------------------------------------------
                          10    SHARED DISPOSITIVE POWER

                                     15,422
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     15,422
------- ------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                       [ ]
------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     0.1%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON *

                                       IN
------- ------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!












                                  SCHEDULE 13D

---------------------------------------
CUSIP No.           035250 10 9
---------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                David L. Warnock
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

-------- -----------------------------------------------------------------------
  4     SOURCE OF FUNDS*

                                       AF
------- ------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

                                       USA
------------------------- ----- ------------------------------------------------
                           7    SOLE VOTING POWER

      NUMBER OF                        -0-
       SHARES             ----- ------------------------------------------------
     BENEFICIALLY          8    SHARED VOTING POWER
      OWNED BY
        EACH                         15,422
      REPORTING           ----- ------------------------------------------------
       PERSON              9    SOLE DISPOSITIVE POWER
        WITH
                                       -0-
                          ----- ------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                                     15,422
------- ------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     15,422
------- ------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      0.1%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON *

                                       IN
------- ------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!












                                  SCHEDULE 13D

---------------------------------------
CUSIP No.           035250 10 9
---------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Cahill, Warnock Strategic Partners, L.P.
                                IRSN: 52-1970604
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) [ ]
                                                                   (b) [X]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

                                       AF
------- ------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware Limited Partnership
--------------------------------------------------------------------------------
                            7    SOLE VOTING POWER
  NUMBER OF
   SHARES                             -0-
 BENEFICIALLY              ----- -----------------------------------------------
  OWNED BY                   8    SHARED VOTING POWER
    EACH
  REPORTING                          15,422
   PERSON                  ----- -----------------------------------------------
    WITH                     9    SOLE DISPOSITIVE POWER

                                      -0-
                          ----- ------------------------------------------------
                            10   SHARED DISPOSITIVE POWER

                                     15,422
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     15,422
-------- -----------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      0.1%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON *

                                       PN
------ ------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!












                                  SCHEDULE 13D

---------------------------------------
CUSIP No.           035250 10 9
---------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Cahill, Warnock Strategic Partners Fund, L.P.
                                IRSN: 52-1970619
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

                                       WC
------- ------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware Limited Partnership

--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

        NUMBER OF                     -0-
         SHARES           ----- ------------------------------------------------
      BENEFICIALLY         8    SHARED VOTING POWER
        OWNED BY
         EACH                         -0-
       REPORTING          ----- ------------------------------------------------
        PERSON             9    SOLE DISPOSITIVE POWER
         WITH
                                      -0-
                          ----- ------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      -0-
------- ------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      -0%-
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON *

                                       PN
------- ------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!












                                  SCHEDULE 13D

---------------------------------------
CUSIP No.           035250 10 9
---------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                         Cahill, Warnock & Company, LLC
                                IRSN: 52-1931617
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

-------- -----------------------------------------------------------------------
  4     SOURCE OF FUNDS*

                                       AF
------- ------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

                       Maryland Limited Liability Company
-------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

        NUMBER OF                     -0-
         SHARES           ----- ------------------------------------------------
      BENEFICIALLY         8    SHARED VOTING POWER
        OWNED BY
         EACH                         15,442
       REPORTING          ----- ------------------------------------------------
        PERSON             9    SOLE DISPOSITIVE POWER
         WITH
                                      -0-
                          ----- ------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                     15,442
--------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     15,422
-------- -----------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      0.1%
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON *

                                       OO
------- ------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

---------------------------------------
CUSIP No.           035250 10 9
---------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                           Strategic Associates, L.P.
                                IRSN: 52-1991689
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
-------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

                                       WC
------- ------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       [ ]
------- ------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware Limited Partnership
--------------------------------------------------------------------------------
                           7    SOLE VOTING POWER

        NUMBER OF                     -0-
         SHARES           ----- ------------------------------------------------
      BENEFICIALLY         8    SHARED VOTING POWER
        OWNED BY
         EACH                         -0-
       REPORTING          ----- ------------------------------------------------
        PERSON             9    SOLE DISPOSITIVE POWER
         WITH
                                      -0-
                          ----- ------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       -0-
------- ------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------- ------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      -0%-
------- ------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON *
                                       PN

--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!









         This Schedule 13D Amendment No. 1 ("Amendment No. 1") is an amendment to the Schedule 13D (filed on June 2, 1997) that was filed with the Securities and Exchange Commission ("SEC") on behalf of Cahill, Warnock Strategic Partners Fund, L.P. ("Strategic Partners Fund"), Cahill, Warnock Strategic Partners, L.P. ("Strategic Partners"), Strategic Associates, L.P. ("Strategic Associates"), Cahill, Warnock & Company, LLC ("Cahill, Warnock & Co."), Edward L. Cahill ("Cahill") and David L. Warnock ("Warnock").

         Strategic Partners Fund, Strategic Partners, Strategic Associates, Cahill, Warnock & Co., Cahill and Warnock are sometimes referred to collectively herein as the "Reporting Persons."

         Anicom, Inc., a Delaware corporation, is referred to herein as the "Issuer."

         Unless otherwise noted, the information contained in this Amendment No. 1 amends and supplements the information previously disclosed in the Schedule 13D (filed June 2, 1997) filed on behalf of the Reporting Persons.

ITEM 5.  INTEREST IN THE SECURITIES OF THE ISSUER:

         (a) From July 9, 1997 to September 26, 1997, Strategic Partners Fund converted 7,580 shares of the Issuer's Series A Convertible Preferred Stock into 878,838 shares of the Issuer's Common Stock and received 6,047 shares of the Issuer's Common Stock as dividends on the Series A Convertible Preferred Stock (collectively, the "Fund Common Shares"). From July 9, 1997 to September 26, 1997, Strategic Associates converted 420 shares of the Issuer's Series A Convertible Preferred Stock into 48,694 shares of the Issuer's Common Stock and received 334 shares of the Issuer's Common Stock as dividends on the Series A Convertible Preferred Stock (collectively, the "Associates Common Shares").

         On October 17, 1997, Strategic Partners Fund distributed all of the Fund Common Shares to its general and limited partners, 14,932 shares of which were distributed to its general partner, Strategic Partners. On October 17, 1997, Strategic Associates distributed all of the Associates Common Shares to its general and limited partners, 490 shares of which were distributed to its general partner, Cahill, Warnock & Co.

         Based on the foregoing, the following table indicates the beneficial and percentage ownership of each of the Reporting Persons of the Issuer's Common Stock. The percentage ownership of the Reporting Persons is calculated based upon 16,794,917 shares of Common Stock reported outstanding by the Issuer in its Quarterly Report on Form 10-Q for the fiscal quarter ending on June 30, 1997.

         Reporting Person          Shares   Percentage of Issuer's Common Stock
         ----------------          ------   -----------------------------------

         Strategic Partners Fund   -0-      -0%-
         Strategic Associates      -0-      -0%-
         Strategic Partners        15,422   0.1%
         Cahill, Warnock & Co.     15,422   0.1%
         Cahill                    15,422   0.1%
         Warnock                   15,422   0.1%

         Strategic Partners disclaims beneficial ownership of 490 shares of the Issuer's Common Stock. Cahill, Warnock & Co. disclaims beneficial ownership of 14,932 shares of the Issuer's Common Stock. Cahill and Warnock each disclaim beneficial ownership of all shares of the Issuer's Common Stock, except with respect to their pecuniary interest therein, if any.

         (b) Number of shares of the Issuer's Common Stock as to which each Reporting Person has

                (i)   Sole power to vote or direct the vote:

                      0 shares for each Reporting Person;

                (ii) Shared power to vote or direct the vote:

                     0  shares   for  Strategic   Partners  Fund  and  Strategic
                        Associates,

                     15,422 shares for  Strategic  Partners,  Cahill,  Warnock &
                        Co., Cahill and Warnock;







               (iii) Sole power to dispose or direct the disposition:

                     0 shares for each Reporting Person;

                (iv) Shared power to dispose or to direct the disposition:

                     0  shares  for  Strategic   Partners  Fund   and  Strategic
                        Associates,
                     15,422 shares for  Strategic  Partners,  Cahill,  Warnock &
                        Co., Cahill and Warnock.

         (c) Except as set forth in this Amendment No. 1, none of the Reporting Persons has effected any transaction in the Issuer's Common Stock during the last 60 days.

         (e) On October 17, 1997, each of the Reporting Persons ceased to be the beneficial owners of more than five percent of the Issuer's Common Stock.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS:

         Exhibit 1 - Agreement regarding filing of joint Schedule 13D.







                                  SCHEDULE 13D

SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated:  October 24, 1997


                               /s/  Edward L. Cahill
                              --------------------------------------------------
                               Edward L. Cahill

                               /s/  David L. Warnock
                              --------------------------------------------------
                               David L. Warnock


                               CAHILL, WARNOCK STRATEGIC PARTNERS
                               FUND, L.P.

                               By:  Cahill, Warnock Strategic Partners,
                                    L.P., its Sole General Partner


                                    By: /s/  Edward L. Cahill
                                    --------------------------------------------
                                       Edward L. Cahill, General Partner


                                    By: /s/  David L. Warnock
                                    --------------------------------------------
                                       David L. Warnock, General Partner


                               CAHILL, WARNOCK STRATEGIC PARTNERS, L.P.


                               By:  /s/  Edward L. Cahill
                               -------------------------------------------------
                                    Edward L. Cahill, General Partner


                               By:  /s/  David L. Warnock
                               -------------------------------------------------
                                   David L. Warnock, General Partner








                               STRATEGIC ASSOCIATES, L.P.

                               By:  Cahill, Warnock & Co., LLC, its sole
                                       General Partner


                                    By: /s/  Edward L. Cahill
                                    --------------------------------------------
                                       Edward L. Cahill, Member


                                    By: /s/  David L. Warnock
                                    --------------------------------------------
                                       David L. Warnock, Member


                               CAHILL, WARNOCK & CO., LLC


                               By:  /s/  Edward L. Cahill
                              --------------------------------------------------
                                   Edward L. Cahill, Member


                               By:  /s/  David L. Warnock
                              --------------------------------------------------
                                   David L. Warnock, Member



                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Anicom, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         Executed this 24th day of October, 1997.


                                                    /s/  Edward L. Cahill
                                                   -----------------------------
                                                   Edward L. Cahill

                                                    /s/  David L. Warnock
                                                   -----------------------------
                                                    David L. Warnock












                              CAHILL, WARNOCK STRATEGIC PARTNERS
                              FUND, L.P.

                              By:  Cahill, Warnock Strategic Partners,
                                   L.P., its Sole General Partner


                                   By: /s/  Edward L. Cahill
                                   ---------------------------------------------
                                      Edward L. Cahill, General Partner


                                   By: /s/  David L. Warnock
                                    --------------------------------------------
                                       David L. Warnock, General Partner


                              CAHILL, WARNOCK STRATEGIC PARTNERS, L.P.


                              By:  /s/  Edward L. Cahill
                              --------------------------------------------------
                                 Edward L. Cahill, General Partner


                              By:  /s/  David L. Warnock
                              --------------------------------------------------
                                   David L. Warnock, General Partner


                              STRATEGIC ASSOCIATES, L.P.

                              By:  Cahill, Warnock & Co., LLC, its sole
                                   General Partner


                                   By: /s/  Edward L. Cahill
                                   ---------------------------------------------
                                       Edward L. Cahill, Member


                                   By: /s/  David L. Warnock
                                   ---------------------------------------------
                                       David L. Warnock, Member


                              CAHILL, WARNOCK & CO., LLC


                              By:  /s/  Edward L. Cahill
                              --------------------------------------------------
                                   Edward L. Cahill, Member


                              By:  /s/  David L. Warnock
                              --------------------------------------------------
                                   David L. Warnock, Member